Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink Hayden - IR 646-415-8972 rob@haydenir.com

ORMAt announceS that it will restatE its second, THIRD and fourth quarter and full-year 2017 financial statements; Announces Delay in Filing ITS First quarter 2018 Financial Statements

RENO, Nev. May 16, 2018, Ormat Technologies Inc. (NYSE: ORA) announced today that it will restate its second, third and fourth quarter 2017 financial statements and its full-year 2017 financial statements. This decision was approved by, and with the continuing oversight of, the Company’s Board of Directors upon the recommendation of its Audit Committee.

As a result of the restatement, investors should no longer rely upon the Company's previously issued financial statements for the periods set forth above, earnings releases for these periods, and other communications relating to these financial statements. In addition, the Company is further delaying the filing of the quarterly report on Form 10-Q for its first quarter of 2018 with the Securities and Exchange Commission.

The decision to restate these financial statements is based on the Company’s conclusion that there were errors in the income tax provision primarily relating to the Company’s valuation allowance based on the Company’s ability to utilize foreign tax credits in the U.S. prior to their expiration. Additionally, the Company netted certain deferred income tax assets and deferred income tax liabilities across different tax jurisdictions that are not permitted to be netted pursuant to United States generally accepted accounting principles. The restatement is expected to impact the “income tax (provision) benefit” line item in the Company’s statements of operations, with associated impacts to net income and earnings per share and the “deferred income taxes” line items on its balance sheet. In connection with the restatement of the full-year 2017 financial statements, the Company will also make revisions to the same line items in certain quarterly financial statements for 2016 and its full-year 2016 and 2015 financial statements.

Although the Company cannot at this time estimate when it will complete the restatement and refile its restated financial statements and its Form 10-Q for the first quarter of 2018, it is diligently pursuing completion of the restatement and intends to file the Form 10-Q as soon as reasonably practicable. Because the Company has not yet fully completed its review, the impact of the restatement described above is preliminary and subject to change.

As previously reported, the Company identified a material weakness in its internal control over financial reporting related to accounting for income taxes. Management, with the oversight of the Audit Committee and the Board of Directors, continues to dedicate significant resources and efforts to improve the Company’s control environment and take steps to address the material weakness identified. These efforts are intended both to address the identified material weakness and to enhance the Company’s overall financial control environment.

ORMAT TECHNOLOGIES, INC.
6225 Neil Road Reno, Nevada • +1-775-356-9029 • ormat@ormat.com	ormat.com

About Ormat Technologies

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal Company and the only vertically integrated Company engaged in geothermal and recovered energy generation (REG), with the objective of becoming a leading global provider of renewable energy. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. With 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 530 employees in the United States and 770 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 2,600 MW of gross capacity. Ormat’s current 851 MW generating portfolio is spread globally in the United States, Guatemala, Guadeloupe, Honduras, Indonesia and Kenya. In March 2017, Ormat expanded its operations to provide energy storage and energy management solutions by leveraging its core capabilities and global presence, as well as through its Viridity Energy Solutions Inc. subsidiary, a Philadelphia-based Company with nearly a decade of expertise and leadership in energy storage, demand response and energy management.

Ormat’s Safe Harbor Statement

Information provided in this press release contains statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Examples of such forward-looking statements include, but are not limited to, statements of our expectations regarding the Company’s intended actions, timing and assessment related to the restatement of the Company’s financial statements for the restated periods described above.

These forward-looking statements are based on our current beliefs, assumptions and expectations concerning future events, which, in turn, are based on information currently available to the Company. Such forward-looking statements include the expected impact of the restatement for each of the restated periods. Although we believe that the expectations underlying any of these forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. A variety of factors could cause actual events or results to differ materially from those expressed or contemplated by the forward-looking statements including, without limitation, additional information that may become known prior to the expected filing with the Securities and Exchange Commission of the restated financial statements for the restated periods or that subsequent events may occur that require the Company to make additional adjustments to such restated financial statements.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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